UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 22, 2022

HISTOGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36003	20-3183915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

(858) 526-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HSTO	The NASDAQ Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2022, Histogen Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which the Company agreed to issue and sell, in a private placement offering (the “Offering”), (i) 2,500 shares of the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (ii) 2,500 shares of the Company’s Series B Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”), in each case, at an offering price of $952.38 per share, representing a 5% original issue discount to the stated value of $1,000 per share of Preferred Stock, for gross proceeds from the Offerings of approximately $4.75 million, before the deduction of the placement agent’s fee and other offering expenses. The shares of Series A Preferred Stock will have a stated value of $1,000 per share and will be convertible, at a conversion price of $1.00 per share, into 2,500,000 shares of common stock (subject in certain circumstances to adjustments). The shares of Series B Preferred Stock will have a stated value of $1,000 per share and will be convertible, at a conversion price of $1.00 per share, into 2,500,000 shares of common stock (subject in certain circumstances to adjustments). The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The closing of the Offering occurred on March 25, 2022.

In connection with the Purchase Agreement, Histogen entered in a Registration Rights Agreement and agreed to file by July 20, 2022 a resale registration statement (the “Resale Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering all shares of Common Stock issuable upon conversion of the Preferred Stock that remains outstanding and has not previously been redeemed by the Company, and to cause the Resale Registration Statement to become effective by September 18, 2022 or, in the event of a full review” of the Resale Registration Statement by the Commission, by October 18, 2022.

The Preferred Stock and the shares of common stock issuable upon conversion of the Preferred Stock are being sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 of Regulation D promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The Company intends to include a proposal at its 2022 annual meeting of shareholders to consider an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to effect a reverse stock split of the outstanding shares of common stock (“Common Stock”) by a ratio to be determined by the Board of Directors of the Company (the “Reverse Stock Split”). The Investors have agreed in the Purchase Agreement to not transfer, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of the shares of the Preferred Stock until the Reverse Stock Split and to vote the shares of the Series A Preferred Stock and Series B Preferred Stock purchased in the Offerings in connection with the Amendment. The Series A Preferred Stock permits the holder to vote on such proposal on an as-converted to common stock basis based on the minimum price under Nasdaq rules on the issuance date. The Series B Preferred Stock permits the holder to cast 30,000 votes per share of Series B Preferred Stock on such proposal. The Series A Preferred Stock and Series B Preferred Stock will not be permitted to vote on any other matter. The holders of the Series A Preferred Stock agreed to vote their shares on the reverse stock split proposal and the holders of the Series B Preferred Stock agreed to vote their shares on such proposal in the same proportions as the shares of common stock and Series A Preferred Stock are voted on such proposal. The Amendment requires the approval of the majority of the votes associated with our outstanding stock entitled to vote on the proposal. Since the Series B Preferred Stock will mirror only votes cast, abstentions or broker non-votes by common stockholders, which would ordinarily have the effect of a no vote, will not have any effect on the outcome of the vote.

Pursuant to the Purchase Agreement, the Company has filed two certificates of designation (the “Certificates of Designation”) with the Secretary of the State of Delaware designating the rights, preferences and limitations of the shares of Preferred Stock. The Certificates of Designation provide, in particular, that the Preferred Stock will have no voting rights, other than the right to vote as a class on certain specified matters, except that (i) each share of Series A Preferred Stock will have the right to vote, on an as converted basis, on the Reverse Stock Split (together with the Company’s Common Stock and the Series B Preferred Stock as a single class), and (ii) each share of Series B Preferred Stock will have the right to cast 30,000 votes per share of Series B Preferred Stock on the Reverse Stock Split; provided, that such votes of Series B Preferred Stock will, when cast, automatically be voted in a manner that “mirrors” the proportions on which the shares of Common Stock (excluding any shares of Common Stock that are not voted) and Series A Preferred Stock are voted on the Reverse Stock Split and the Amendment.

The holders of Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to dividends actually paid, if any, on shares of Common Stock. The Preferred Stock is convertible into shares of Common Stock at a rate of $1.00 per share for the Series A Preferred Stock and $1.00 per share for the Series B Preferred Stock, subject in certain circumstances to adjustments. The conversion price can be adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a fundamental transaction (as defined in the applicable Certificate of Designation). The Preferred Stock can be converted at the option of the holder at any time after the Company has received stockholder approval for the Reverse Stock Split and filed the requisite Amendment with the Delaware Secretary of State’s office to effectuate the Reverse Stock Split (the “Reverse Stock Split Date”), subject to beneficial ownership limitations set forth in the applicable Certificate of Designation. In addition, on or after the Reverse Stock Split Date, and subject to the satisfaction of certain conditions, the Company can cause the holder of the Preferred Stock to convert their shares of Preferred Stock, subject to such beneficial ownership limitations.

Each holder of the Preferred Stock shall have the right to cause the Company to redeem all or part of their shares of the Preferred Stock from the earlier of (i) receipt of stockholder approval of the Reverse Stock Split or (ii) 90 days following the original issue date until 120 days following the original issue date (the “Redemption Period”), in cash, at a redemption price equal to 105% of the stated value plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) up to, but excluding, the date such shares are redeemed. The proceeds of the Offerings will be held in an escrow account until the expiration of the Redemption Period for the Series A Preferred Stock or the Series B Preferred Stock, as applicable, subject to the earlier payment to redeeming holders. Upon expiration of the Redemption Period, any proceeds remaining in escrow will be disbursed to the Company.

In addition, under the Purchase Agreement, until the earlier of (a) 120 days after the closing, (b) the Reverse Stock Split Date and (c) the date that the Preferred Stock is no longer outstanding, the Company and its subsidiaries are prohibited from issuing or entering into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents. The limitations on issuances of stock under the Purchase Agreement do not apply to exempt issuances as defined in the Purchase Agreement.

Pursuant to an engagement letter dated as of March 1, 2022 (the “Engagement Letter”), between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), the Company has agreed to pay Wainwright an aggregate fee equal to 7.0% of the gross proceeds received by the Company from the sale of the securities in the transaction as well as a management fee equal to 1.0% of the gross proceeds received by the Company from the sale of the securities in the transactions. Pursuant to the Engagement Letter, the Company will also issue to Wainwright or its designees warrants to purchase up to 7.0% of the aggregate number of shares of Preferred Stock sold in the transactions (on an as-converted to common stock basis), or warrants to purchase up to an aggregate of 350,000 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have an exercise price equal to 125% of the offering price, or $1.25 per share, subject to adjustments as provided under the terms of the Warrants. The Engagement Letter has a 12-month tail, indemnity provision and other customary provisions for transactions of this nature. The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws. The Company will also pay Wainwright $35,000 for non-accountable expenses and $50,000 for accountable expenses.

The foregoing summaries of the Purchase Agreement, Registration Rights Agreement, Engagement Letter, and Certificates of Designation do not purport to be complete and are subject to, and qualified in their entirety by, the form of Purchase Agreement, form of Registration Rights Agreement, Engagement Letter, and Certificates of Designation, each of which are attached as Exhibits 10.1, 10.2, 10.3, 3.2, and 3.3, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 3.03.	Material Modifications to Rights of Security Holders.

The disclosure required by this Item and included in Item 1.01 of this Current Report is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 22, 2022, the Board of Directors (the “Board”) of the Company approved an amendment to Article II, Section 2.8 of the Company’s Amended and Restated Bylaws (“Bylaws) to lower the quorum required for taking action at a meeting of stockholders generally from shares entitled to cast a majority of the votes entitled to be cast (without regard to class) to shares entitled to cast one-third (1/3) of the votes entitled to be cast (without regard to class) (the “Amendment”).

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the Amendment attached as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01	Other Events

The Company issued a press release announcing the Offering on March 23, 2022 and a press release announcing that it had closed the Offering on March 25, 2022. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectfully, and are incorporated herein by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Bylaw Amendment.

3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock.

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Redeemable Convertible Preferred Stock.

4.1	Form of Placement Agent Warrant.

10.1	Form of Securities Purchase Agreement between Histogen Inc. and the investors therein, dated March 22, 2022.

10.2	Form of Registration Rights Agreement between Histogen Inc. and the investors therein, dated March 22, 2022.

10.3	Engagement Letter, dated March 1, 2022, between the Company and H.C. Wainwright & Co., LLC.

99.1	Press Release of Histogen Inc. dated March 23, 2022 announcing the pricing of the Offering.

99.2	Press Release of Histogen Inc. dated March 25, 2022 announcing the closing of the Offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISTOGEN INC.

Date: March 25, 2022	/s/ Steven J. Mento
Steven J. Mento, Ph.D.
Executive Chairman and Interim President and Chief Executive Officer

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